Exhibit 99.1

Company Contact:

Tamara A. Seymour

CFO and Vice President, Finance & Administration, Favrille, Inc.

(858) 526-8035

tseymour@favrille.com

Favrille, Inc.  Reports Fourth Quarter and Year End 2004 Financial Results

San Diego, CA – March 14, 2005 – Favrille, Inc. (Nasdaq: FVRL), a biopharmaceutical company developing targeted immunotherapies for cancer and diseases of the immune system, reported its financial results for the quarter and the year ended December 31, 2004.

“In 2004, we achieved several key milestones in the development of our lead product candidate, FavId®,” said John P. Longenecker, Ph.D., President and Chief Executive Officer of Favrille.  “We received a Special Protocol Assessment for and initiated our pivotal Phase III clinical trial testing FavId following Rituxan® in patients with follicular B-cell non-Hodgkin’s lymphoma.  In addition, we completed construction and validation of our manufacturing facility and received a manufacturing license from the California Department of Health Services. Our achievements in 2004 culminated in our initial public offering, which we completed in February 2005.”

2004 Financial Review

Research and development expense was approximately $5.8 million for the three months ended December 31, 2004, compared to $3.3 million for the same period in 2003.  The increase of $2.5 million primarily reflects additional costs associated with our pivotal Phase III clinical trial initiated in July 2004.

Research and development expense was approximately $18.7 million for the year ended December 31, 2004, compared to approximately $10.5 million for the year ended December 31, 2003. The increase of $8.2 million primarily reflects an increase in personnel; an increase in ongoing expenses for our new manufacturing facility which our research and development staff began occupying in October 2003; and costs associated with the initiation of our pivotal Phase III clinical trial in July 2004.

General and administrative expense was approximately $1.0 million for the three months ended December 31, 2004, compared to approximately $700,000 for the same period in 2003.  The increase of $300,000 is due primarily to an increase in personnel in finance and information technology.

General and administrative expense was approximately $4.5 million for the year ended December 31, 2004, compared to approximately $2.4 million for the year ended December 31, 2003.  The increase of $2.1 million is due primarily to an increase in personnel in finance, administration and information technology; an increase in expenses for our new manufacturing facility, which our administrative staff began occupying in May 2003; and $746,000 in initial public offering costs expensed in accordance with Staff Accounting Bulletin Topic 5A.

For the three months ended December 31, 2004, the net loss applicable to common stockholders was $7.6 million, compared to $4.2 million in the same period in 2003. Basic and diluted net loss per common share for the three months ended December 31, 2004 was $6.48, compared to $4.97 for the same period in 2003.

For the year ended December 31, 2004, the net loss applicable to common stockholders was $54.2 million, compared to $13.3 million in the same period in 2003.  The increase includes a non-cash, deemed dividend of $28.1 million resulting from the beneficial conversion feature on the Company’s Series C preferred stock issued in March and April of 2004.  Basic and diluted net loss per common share for the year ended December 31, 2004 was $51.48, compared to $16.97 for the same period in 2003.  The net loss per share amounts do not reflect the conversion of all outstanding shares of the Company’s preferred stock into common stock that occurred upon the close of the Company’s initial public offering in February 2005.

As of December 31, 2004, Favrille had cash, cash equivalents and short term investments of $26.6 million, compared to $5.6 million at December 31, 2003.  The increase is primarily due to the $44.0 million of gross proceeds from the sale of Series C preferred stock in March and April of 2004. Cash, cash equivalents and short-term investments as of December 31, 2004 exclude the $40.9 million in net proceeds, after underwriters’ discounts and commissions but before expenses, from the Company’s initial public offering completed in the first quarter of 2005.

2004 Highlights

In 2004, we achieved several key milestones in the development of our lead product candidate, FavId:

•                  In March and April, we closed on a $44 million Series C preferred stock financing round.

•                  In July, we initiated a pivotal Phase III clinical trial of FavId following Rituxan in patients with follicular B-cell non-Hodgkin’s lymphoma (NHL) under a Special Protocol Assessment (SPA) with the FDA.

•                  The SPA is a binding written agreement with the FDA that the trial design is adequate to form a basis for approval of a Biologics Licensing Application, or BLA, if the trial is successful in meeting its predetermined objectives.

•                  We also completed construction and validation of our manufacturing facility and received a manufacturing license from the California Department of Health Services.

•                  We initiated an open-label Phase II trial of FavId used in combination with Rituxan given on an aggressive schedule known as maintenance Rituxan and continued to supply product for an open-label Phase II trial of FavId following stem cell transplant.  These trials will allow us to collect additional data on uses of FavId in additional treatment settings and with other, non-follicular forms of NHL.

About Favrille’s Clinical Trial Program

Our open-label Phase II clinical trial assessing the combination of FavId following Rituxan in patients with follicular B-cell NHL, which we initiated in June 2002, was designed as follows:

•                  Patients are biopsied then started on a four-dose regimen of Rituxan.

•                  Approximately eight weeks from the end of Rituxan treatment, patients who achieve disease stabilization (SD) or a partial response, PR, or a complete response, CR, are given FavId as a subcutaneous injection once a month for six months.

•                  Patients whose disease remains stable after six FavId doses will continue to receive FavId every other month for a year and once a quarter thereafter until disease progression.

We presented the following data from this trial at the American Society of Hematology conference (ASH) in December 2004:

•                  103 patients were enrolled in this trial.

•                  88 had SD or better response to Rituxan and received FavId. Of these 88 patients, 50 were relapsed from or refractory to prior treatments (RR) and 38 were treatment-naïve (TN).

•                  As of December 6, 2004, with a 12-month median observation time, 70% of the intent-to-treat population (99 patients) was progression free.

•                  Response rate improvement (RRI) was seen in 28% of patients.  RRI is defined as the percentage of patients whose response following Rituxan improves, for example, from SD to PR, or PR to CR, after the initiation of FavId dosing.

•                  Both TN and RR patients showed about the same level of RRI.

•                  In the combined TN and RR populations, 23 of the 83 patients (28%) showed an RRI, as set forth below:

•                  13 improved from SD to PR.

•                  Nine improved from PR to CR.

•                  One improved from SD to CR.

•                  Of the 88 patients who received FavId, three achieved a CR at the first assessment following Rituxan treatment and, therefore, could not have an RRI and two were not yet assessable in December 2004.

•                  The RRI was similar for the treatment-naive and relapsed or refractory patient populations:

•      10 of the 35 treatment-naïve patients (29%) showed an RRI

•      13 of the 48 relapsed or refractory patients (27%) showed an RRI.

We designed our double-blind, placebo-controlled pivotal Phase III trial of FavId in part on the basis of results from this Phase II trial.  Time to disease progression (TTP) is the primary endpoint and RRI is a secondary endpoint.  Based on our current clinical plan, we expect the following key dates for the pivotal Phase III clinical trial to be:

•                  Completion of enrollment in the fourth quarter of 2005.

•                  Analysis of the RRI secondary endpoint in the fourth quarter of 2006.

•                  Analysis of the TTP primary endpoint in the third quarter of 2007.

2005 Outlook

We expect to achieve the following milestones for 2005:

•                  Complete enrollment of the required 342 evaluable patients in the pivotal Phase III clinical trial of FavId following Rituxan in patients with follicular B-cell NHL by the end of the year.

•                  Present data from a physician-sponsored trial of FavId following stem cell transplant in patients with indolent B-cell NHL during the American Society of Clinical Oncology conference in May.

•                  Present clinical data at the Lugano Lymphoma conference in June based on acceptance of two abstracts.

•                  Present two-year follow-up data from our Phase II clinical trial of FavId following Rituxan in patients with follicular B-cell NHL by year end.

•                  To collect additional data on uses of FavId in other forms of NHL, initiate the following additional clinical trials:

•                  A Phase II trial of FavId in patients with non-follicular NHL.

•                  A Phase II trial of FavId in patients with the aggressive form of lymphoma.

•                  A Phase I/II trial of our product candidate FAV-201 in patients with T-cell NHL.

We expect total operating expenses for the full year 2005 to be in the range of $36 million to $38 million, including an estimated $3.0 million in amortization of non-cash stock-based compensation.  The anticipated 41% to 48% increase over the full year 2004 primarily represents additional costs for our FavId clinical development program.

We expect our cash, cash equivalents and short term investments to be in the range of $30 million to $33 million at the end of 2005.

Conference Call and Webcast Information

Favrille management will host a conference call today to discuss the fourth quarter and full year 2004 financial results at 4:30 p.m. Eastern Time. A live audio webcast of management’s presentation will be available at www.favrille.com. Alternatively, callers may participate in the conference call by dialing 800.798.2796 (domestic) or 617.614.6204 (international). The passcode for the conference call is 48667390. A replay of the conference call can be accessed by dialing 888.286.8010 (domestic) or 617.801.6888 (international) and the passcode is 89671511. The webcast will also be archived on Favrille’s website.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the research, development and commercialization of targeted immunotherapies for the treatment of cancer and diseases of the immune system.  The Company’s lead product candidate, FavId, is based upon unique genetic information extracted from a patient’s tumor.  FavId is currently under investigation in a pivotal Phase III clinical trial for patients with follicular B-cell NHL and Phase II clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary manufacturing technology, including a second product candidate, FAV-201, for the treatment of T-cell lymphoma.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for FavId, including potential delays in patient enrollment; difficulties or delays in development, testing, obtaining regulatory approval, manufacturing and marketing FavId or Favrille’s other product candidates; Favrille’s ability to obtain additional financing to support its operations; Favrille’s dependence on single-source suppliers for critical raw materials; Favrille’s reliance on third parties for clinical testing and marketing; the scope and validity of intellectual property protection for Favrille’s product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; and other factors discussed in the “Risk Factors” section of the final prospectus from Favrille’s initial public offering, which was filed with the Securities and Exchange Commission on February 3, 2005.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Favrille is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

FAVRILLE, INC.

(a development stage company)

BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2003	2004
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,610	$25,065
Short-term investments	—	1,493
Receivable from employees	34	4
Receivable, other	239	15
Prepaid expenses and other current assets	539	694
Total current assets	6,422	27,271
Property and equipment, net	6,505	9,435
Receivable from employee, less current portion	—	—
Restricted cash	1,658	1,606
Other assets	347	818
Total assets	$14,932	$39,130
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued liabilities	$1,400	$2,603
Current portion of debt	1,556	2,492
Total current liabilities	2,956	5,095
Debt, less current portion	3,501	4,224
Deferred rent	197	793
Commitments and contingencies
Redeemable convertible preferred stock, $0.001 par value:
Authorized shares, actual—none at December 31, 2003 and 6,286,014 at December 31, 2004;
Issued and outstanding shares—none at December 31, 2003, and 6,140,188 at December 31, 2004; liquidation preference of $43,956 at December 31, 2004;	—	43,672
Stockholders’ equity (deficit):
Convertible preferred stock, $0.001 par value:
Authorized shares, actual—7,013,387 and 5,535,213, at December 31, 2003 and December 31, 2004, respectively;
Issued and outstanding shares—5,505,330 at December 31, 2003 and December 31, 2004; liquidation preference of $33,522 at December 31, 2003 and December 31, 2004	6	6
Common stock, $0.001 par value:
Authorized shares, actual—8,963,855 and 15,402,410, at December 31, 2003 and December 31, 2004, respectively;
Issued and outstanding shares—981,123 at December 31, 2003, 1,838,714 at December 31, 2004	1	2
Additional paid-in capital	35,119	73,324
Deferred stock-based compensation	(1,440)	(8,386)
Note receivable from stockholder	(96)	(96)
Accumulated other comprehensive loss	—	(2)
Deficit accumulated during the development stage	(25,312)	(79,502)
Total stockholders’ equity (deficit)	8,278	(14,654)
Total liabilities and stockholders’ equity (deficit)	$14,932	$39,130

FAVRILLE, INC.

(a development stage company)

STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Years ended December 31,		Three months ended December 31,		Period from January 21, 2000 to (inception) to December 31,
	2003	2004	2003	2004	2004
		(unaudited)	(unaudited)		(unaudited)
Operating expenses:
Research & development	$10,492	$18,694	$3,274	$5,817	$37,954
General & administrative	2,392	4,496	720	978	10,456
Amortization of stock-based compensation:
Research & development	114	1,196	56	360	1,310
General & administrative	41	1,220	21	382	1,261
Total operating expenses	13,039	25,606	4,071	7,537	50,981
Interest income	108	375	23	146	917
Interest expense	(332)	(817)	(141)	(215)	(1,304)
Other income	8	12	—	—	20
Total other income (expense), net	(216)	(430)	(118)	(69)	(367)
Net loss	(13,255)	(26,036)	(4,189)	(7,606)	(51,348)
Deemed dividend – beneficial conversion feature for Series C redeemable convertible preferred stock	—	(28,103)	—	—	(28,103)
Accretion of Series C redeemable convertible preferred stock issuance costs	—	(51)	—	(17)	(51)
Net loss applicable to common stockholders	$(13,255)	$(54,190)	$(4,189)	$(7,623)	$(79,502)
Historical net loss per share:
Basic and diluted	$(16.97)	$(51.48)	$(4.97)	$(6.48)
Weighted-average shares – basic and diluted	781,054	1,052,624	843,243	1,176,967